Exhibit 99.1

Karat Packaging Appoints Jian Guo Board of Directors

CHINO, Calif., September 5, 2023 –Karat Packaging Inc. (Nasdaq: KRT) (the “Company” or “Karat”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced the appointment of its Chief Financial Officer, Jian Guo, to the board of directors, effective immediately, filling a vacant seat. Ms. Guo will continue in her role as Chief Financial Officer.

Ms. Guo joined Karat in February 2022 with deep experience in the public company marketplace. Previously, she was senior vice president and corporate controller at Resources Connection, Inc., a Nasdaq-listed global consulting firm, and was senior director, financial reporting, at Newegg Inc., an international tech-focused e-retailer. She previously held a nine-year career with Ernst & Young, LLP, assisting with public offerings and SEC reporting and managing multiple audit teams.

Karat’s board comprises five members, three of whom are independent.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin/Roger Pondel

310-279-5980

ir@karatpackaging.com